UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 29, 2015

OvaScience, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35890	45-1472564
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 First Street, Suite 240 Cambridge, Massachusetts	02142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 500-2802

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 (b), (d) and (e): Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers; Item 8.01: Other Events.

On April 29, 2015, the Board of Directors (the “Board”) of OvaScience, Inc. (the “Company”), following the recommendation of the Nominating and Corporate Governance Committee of the Board, elected John Sexton, Ph.D., the President of New York University (NYU), to the Company’s Board to serve as a Class II Director of the Company with a term expiring at the 2017 annual meeting of stockholders.

Dr. Sexton is the fifteenth President of NYU, serving in the role since 2001. He is a Fellow of the American Academy of Arts and Sciences, a member of the Council on Foreign Relations, and a past member of the Executive Committee of the Association of American Universities. He previously served as the Chairman of the Board of the Federal Reserve Bank of New York and Chair of the Federal Reserve Systems Council of Chairs. He was awarded the TIAA-CREF Hesburgh Award for Leadership Excellence, the Foreign Policy Association Medal, the NASPA President’s Award for advancing the quality of student life at NYU, and was named one of the “Top Ten College Presidents” by TIME magazine. Earlier in his career at NYU, he was the Dean and Benjamin Butler Professor of Law at NYU School of Law. Prior to NYU, Dr. Sexton was Law Clerk to Chief Justice Warren Burger of the United States Supreme Court and to Judges David Bazelon and Harold Leventhal of the United States Court of Appeals. Additionally, Dr. Sexton served as Special Master Supervising Pretrial Proceedings in the Love Canal Litigation. He also served as Professor of Religion and Department Chair at Saint Francis College. Dr. Sexton is a published author of several books, chapters, articles and Supreme Court briefs. Dr. Sexton holds a B.A. in History from Fordham College, an M.A. in Comparative Religion and a Ph.D. in History of American Religion from Fordham University, and a J.D. from Harvard Law School.

In connection with Dr. Sexton’s election to the Board, and pursuant to the Amended and Restated Non-Employee Director Compensation Policy (the “Director Compensation Policy”), at the next regularly scheduled meeting of the Board in June 2015, Dr. Sexton will be granted a non-statutory stock option to purchase an aggregate of 20,650 shares of Common Stock of the Company, constituting his initial grant and 2015 annual meeting grant. These stock options will have an exercise price per share equal to the closing price of the Common Stock on the NASDAQ Global Market on the date of grant. The stock options will vest in twelve equal monthly installments at the end of each successive month following the date of grant, subject to Dr. Sexton’s continued service as a director. Going forward, the Director Compensation Policy provides for Dr. Sexton to be granted an option to purchase 12,000 shares of Common Stock on the date of the first Board meeting held after the 2016 annual meeting of stockholders and each annual meeting held thereafter. Such options will vest in twelve equal monthly installments at the end of each successive month following the grant date and the exercise price of such options will be equal to the fair market value of the Common Stock on the date of grant.

The Director Compensation Policy also provides for Dr. Sexton to receive an annual fee of $35,000 for his service on the Board.

Also in connection with Dr. Sexton’s election to the Board, Dr. Sexton and the Company have entered into an indemnification agreement in the form the Company has entered into with certain of its other non-employee directors, which form is filed as Exhibit 10.21 to the Registration Statement on Form 10 (File No. 000-54647) filed by the Company on April 11, 2012. Under this agreement, the Company will agree, among other things, to indemnify Dr. Sexton for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of the Company’s directors.

Item 9.01 Financial Statements and Exhibits.

(d)                                 Exhibits.

99.1                        Press Release dated April 30, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVASCIENCE, INC.

Date: April 30, 2015	/s/ Jeffrey E. Young
Jeffrey E. Young
Chief Financial Officer